Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports Third Quarter 2005 Financial Results

–– VX-950 Phase Ib Combination Study Initiated ––

–– Target Enrollment in VX-702 Phase II Rheumatoid Arthritis Study Achieved ––

Cambridge, MA, October 26, 2005 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the three months ended September 30, 2005.

“Vertex is on track to meet its clinical and corporate objectives for the year,” said Joshua Boger, Ph.D., Chairman, President and CEO of Vertex Pharmaceuticals.  “We announced today the initiation of a Phase Ib combination study for our oral HCV protease inhibitor, VX-950.  In addition, we announced that we have reached our target enrollment ahead of schedule in a 300-patient Phase II study in rheumatoid arthritis (RA) with our p38 MAP kinase inhibitor, VX-702.”

For the quarter ended September 30, 2005, the Company’s net loss on a GAAP basis was $79.6 million, or $0.84 per share.  This included a non-cash charge of approximately $36.3 million as a result of the private exchange of $40.5 million of its 2007 Convertible Senior Subordinated Notes for approximately 2.5 million shares of common stock.  The net loss on a GAAP basis for the quarter ended September 30, 2004 was $38.8 million, or $0.49 per share.

The loss, before charges, for the quarter ended September 30, 2005 was $41.7 million or $0.44 per share, compared to a loss, before charges, of $36.2 million, or $0.46 per share for the quarter ended September 30, 2004.  The Company’s 2005 third quarter non-GAAP loss was characterized by continued revenue growth, which offset increased development investment as the Company continues to advance its proprietary drug candidates.

— more —

Total revenues for the quarter ended September 30, 2005 increased to $36.2 million from $26.8 million for the same period in 2004, reflecting an increase in revenue from collaborative agreements and an increase in HIV product royalties.  Research and development expenses for the quarter ended September 30, 2005 were $63.6 million, compared to $48.8 million for the third quarter of 2004, reflecting the advancement of proprietary drug candidates.

Sales, general and administrative expenses for the quarter ended September 30, 2005 were $10.7 million, compared to $10.6 million for the quarter ended September 30, 2004.

Other interest expense, net, for the quarter ended September 30, 2005 was $0.8 million, compared to $2.2 million for the third quarter of 2004.  The decrease in the third quarter of 2005 compared to the same period in 2004 was due to increased returns from invested funds.

At September 30, 2005, Vertex had approximately $399.2 million in cash, cash equivalents and available for sale securities, $42.1 million in principal amount of convertible debt due September 2007 and $232.4 million in principal amount of convertible debt due February 2011.

Outlook

“Vertex expects substantial clinical newsflow in the remainder of 2005 and into 2006, reflecting progress with our proprietary drug candidates as well as those in development with collaborators,” stated Dr. Boger.  “We anticipate announcing soon the submission of an investigational new drug application (IND) for our oral HCV protease inhibitor, VX-950, and the initiation of Phase II clinical development for this compound in the United States by year-end.  In addition, we announced today the achievement of our target enrollment in a 300-patient, Phase II study of VX-702 in RA, and as a result, we now anticipate having clinical data for this trial in the second quarter of 2006.”

“We are also looking forward to continued progress with our product candidates directed at HIV infection and cancer,” stated Dr. Boger.  “In the third quarter, our collaborator GlaxoSmithKline

(GSK) began a Phase IIb clinical trial of the HIV protease inhibitor VX-385.  We expect clinical investigators to present the first antiviral data for VX-385 in patients at ICAAC in December.  Additionally, our collaborator Merck has three clinical studies underway with VX-680 in cancer, and we anticipate that the first clinical data from this program could become available in the coming months.”

Recent Clinical and Corporate Highlights

•                  VX-950: Vertex announced today that it has initiated a 20-patient Phase Ib study of VX-950 dosed in combination with pegylated interferon in Europe.  Top-line results from the study including safety and viral kinetic data are anticipated by early first quarter 2006.

The Company also announced today that it has completed key steps toward submitting an IND to support Phase II development of VX-950 in the United States, including the completion of a pharmacokinetic study in healthy volunteers that has confirmed the bioavailability of the tablet form of VX-950, and the completion of 28-day nonclinical toxicology studies in two species.  Vertex has completed pre-IND consultations with the U.S. FDA and plans to submit an IND in the next few weeks.  The Company anticipates initiating in the U.S. by year-end a one-month Phase II clinical trial of VX-950 in combination with pegylated interferon.

In November, Vertex plans to present data on VX-950 at a medical conference, including the full results of the Phase Ib VX-950 monotherapy study, as well as related pharmacokinetic and viral sequencing data.

•                  VX-702:  Vertex announced today it has reached its target enrollment of 300 patients in a Phase II clinical study in RA with VX-702.  Approximately 65 patients have thus far completed three months of treatment.  The Company expects top-line data from the study to be available in the second quarter of 2006.  In addition, Vertex’s collaborator Kissei Pharmaceutical has completed regulatory filings in preparation for Phase I clinical development of VX-702 in Japan, which is expected to begin by year-end.

•                  Cystic Fibrosis: Vertex has identified two types of compounds that could restore the function of the defective cell membrane protein that is responsible for the progression of cystic fibrosis (CF): “potentiators” – compounds that directly increase the gating ability of the defective ion channel – and “correctors” – compounds that enhance the number of Cystic Fibrosis Transmembrane Regulator (CFTR) channels at the cell surface.  Vertex expects to advance a compound for CF into clinical development in 2006.

•                  VX-385: GSK began a Phase IIb study of the HIV protease inhibitor VX-385 in more than 100 patients at centers in the U.S., Canada, Australia and the E.U.  Vertex expects GSK to present Phase IIa antiviral data on VX-385 at ICAAC in December 2005.

•                  VX-944:  On September 1, 2005, Avalon Pharmaceuticals filed an IND application with the U.S. FDA for VX-944.  The IND was activated in late September, and Avalon intends to initiate Phase Ib clinical development of VX-944 in patients with hematologic malignancies.

•                  In the third quarter, Vertex executed a private exchange with four bond holders of approximately $40.5 million in aggregate principal amount of Vertex’s 2007 notes plus accrued interest for approximately 2.5 million shares of common stock.

Full Year 2005 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

“Throughout 2005, Vertex has continued to enhance its financial strength in preparation for advanced clinical development of proprietary drug candidates for HCV, inflammation and CF,” said Ian Smith, Senior Vice President and Chief Financial Officer of Vertex.  “We raised more than $175 million in gross proceeds from an equity offering earlier this year, and we recently completed a private exchange of approximately $40.5 million in convertible notes for common stock, which continues to reduce our near-term debt obligations.  In addition, we announced our intention to target our 2006 development activities in three key areas, which will allow us to focus our investment as we pursue opportunities to drive shareholder value in 2006.”

“We remain confident that we will achieve our 2005 financial guidance, which is dependent on the signing of new collaborations and the achievement of milestones in existing collaborations,” added Mr. Smith.

Vertex today reiterated its 2005 financial guidance, as previously updated in its July 27, 2005 press release.  The Company anticipates that its 2005 loss, before charges and gains, will be in the range of $140-$150 million.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  In particular, Vertex provides its third quarter 2005 loss, and guidance for a full year 2005 loss, excluding charges and gains, all of which are non-GAAP financial measures.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  Vertex co-promotes the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

This press release contains forward-looking statements, including statements that Vertex expects (i) to meet all of its clinical and corporate objectives for the year, (ii) anticipates continuing revenue growth to offset, in part, increasing development costs, (iii) significant clinical newsflow in 2005 and into 2006, reflecting progress with the clinical trials of its proprietary drug candidates as well as those in development with collaborators, (iv) to submit an IND for VX-950 and initiate Phase II clinical development of VX-950 by year-end, (v) to have clinical data from a 300-patient, Phase II study of VX-702 in rheumatoid arthritis in mid-2006, (vi) that clinical investigators will present the first antiviral data on VX-385 at ICAAC in December, (vii) that the first clinical data on VX-680 will be available in the coming months (viii) that top-line results from a Phase Ib study of VX-950 will be available by early first quarter 2006, (ix) that its collaborator Kissei will begin Phase I development of VX-702 in Japan by year-end, (x) that it will advance a compound for CF into clinical development in 2006, and (xi) that the Company’s projected 2005 annual loss, revenue, R&D expense, SG&A expense and cash position will be within the ranges stated in the Company’s updated financial guidance provided on July 27, 2005 as part of the Company’s second quarter 2005 financial results.  While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  Those risks and uncertainties include, among other things, the risk that any one or more of Vertex’s internal and external drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, that one or more of the Company’s assumptions underlying its revenue expectations, including clinical and scientific progress that could lead to milestone payments under existing collaboration agreements or other payments under new collaborations, will not be realized, that Vertex will be unable to realize one or more of its financial objectives for 2005, due to any number of financial, technical or collaboration considerations, that unexpected costs associated with one of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely impact the commercial potential for the Company’s product candidates in HCV and inflammation, that the Company’s drug discovery efforts will not ultimately result in commercial products or assets that can generate collaboration revenue, due to scientific, medical or technical developments, that Vertex will be unable to enter into new collaborative relationships to support its research and development programs on acceptable terms, or at all, that the key estimates and assumptions underlying the Company’s forward-looking statements will turn out to be incorrect or not reflective of changing scientific knowledge or business conditions in the future, and other risks listed under Risk Factors in Vertex’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Vertex Pharmaceuticals Incorporated

2005 Third Quarter and Nine Month Results
Consolidated Statement of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues:
Royalties	$9,466	$4,403	$23,086	$10,996
Collaborative and other R&D revenues	26,741	22,425	74,048	51,886

Total revenues	$36,207	$26,828	$97,134	$62,882

Costs and expenses:
Royalty payments	2,796	1,466	7,315	3,640
Research and development	63,590	48,790	180,382	137,915
Sales, general & administrative	10,738	10,600	31,179	30,482

Total costs and expenses	77,124	60,856	218,876	172,037
Other interest expense, net	772	2,189	5,484	5,661
Loss excluding charges for exchange and retirement of 2007 convertible notes and restructuring	$(41,689)	$(36,217)	$(127,226)	$(114,816)

Basic and diluted loss per common share excluding charges for exchange and retirement of 2007 convertible notes and restructuring	$(0.44)	$(0.46)	$(1.49)	$(1.46)

Charge for exchange of 2007 convertible notes (Note 1)	(36,324)	—	(36,324)	—
Charge for retirement of 2007 convertible notes (Note 2)	—	(993)	—	(3,446)
Restructuring expense, net (Note 3)	(1,565)	(1,561)	(1,736)	(5,216)
Net loss	$(79,578)	$(38,771)	$(165,286)	$(123,478)

Basic and diluted net loss per common share	$(0.84)	$(0.49)	$(1.93)	$(1.57)

Basic and diluted weighted average number of common shares outstanding	94,590	78,742	85,462	78,403

Note 1:  In September 2005, holders of 5% Convertible Subordinated Notes due 2007 exchanged $40.5 million in aggregate principal amount plus approximately $1.0 million of accrued interest on the notes for approximately 2.5 million shares of common stock.  As a result of the exchange, a non-cash charge of approximately $36.3 million was incurred.  This charge is related to the incremental shares issued in the transaction over the number that would have been issued upon conversion of the notes under their original terms.

Note 2:  In September 2004, the Company exchanged approximately $79.3 million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 for approximately $79.3 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011.  In February 2004, the Company exchanged approximately $153.1 million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 for approximately $153.1 million of newly issued 5.75% Convertible Senior Subordinated Notes due in 2011.

The September 2004 transaction resulted in a charge of approximately $1.0 million relating to the write-off of the remaining unamortized issuance charges for the $79.3 million of the 2007 5% convertibles notes, which were retired.  For the nine months ended September 30, 2004, the total charges related to the write-off of the unamortized issuance charges for the February and September exchanges was approximately $3.5 million.

Note 3:  For the three and nine months ended September 30, 2005 and 2004, the Company incurred restructuring charges.  The net charge for the three months ended September 30, 2005 was $1.6 million, and principally relates to an implied interest cost relating to restructuring accrual.  For the nine months ended September 30, 2005, the Company recorded $1.7 million of net restructuring expense which includes an implied interest cost relating to the restructuring accrual offset by a credit for reversing a portion of the restructuring accrual related to the space that Vertex expects to occupy in the future.  For the three and nine months ended September 30, 2004, the Company recorded $1.6 million and $5.2 million, respectively.  Restructuring and other expense recorded for referenced periods arises from an implied interest cost relating to the restructuring and other expense accrual.  This expense has been estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities” and is reviewed quarterly for changes in circumstances.

Vertex Pharmaceuticals Incorporated

2005 Third Quarter Results

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2005	December 31, 2004

Assets
Cash, cash equivalents and available for sale securities	$399,165	$392,320
Other current assets	25,169	14,392
Property, plant and equipment, net	56,127	64,225
Restricted cash	46,607	49,847
Other noncurrent assets	23,507	24,669
Total assets	$550,575	$545,453

Liabilities and Equity
Other current liabilities	$49,975	$50,161
Accrued restructuring expense	39,324	55,843
Deferred revenue	33,417	66,086
Collaborator development loan (due 2008)	19,997	19,997
Other long term obligations	—	2,925
Convertible notes (due 2007)	42,102	82,552
Convertible notes (due 2011)	232,448	232,448
Other Stockholders’ equity	1,084,765	821,608
Accumulated deficit	(951,453)	(786,167)
Total liabilities and equity	$550,575	$545,453

Conference Call and Webcast: Third Quarter 2005 Financial Results:

Vertex Pharmaceuticals will host a conference call today, October 26, 2005 at 5:00 p.m. EDT to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International).  Alternatively, Vertex is providing a podcast MP3 file available for download on the Vertex website, www.vrtx.com.

The call will be available for replay via telephone commencing October 26, 2005 at 8:00 p.m. EDT running through 5:00 p.m. ET on November 2, 2005.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 1170954.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on November 9, 2005.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, Vice President, Corporate Communications and Financial Planning, (617)444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755